Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive ● Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 ● Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Wednesday, May 5, 2010
NACCO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2010 RESULTS
     Cleveland, Ohio, May 5, 2010 — NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $11.7 million, or $1.40 per diluted share, for the first quarter of 2010 on revenues of $557.6 million compared with a consolidated net loss for the first quarter of 2009 of $9.1 million, or $1.10 per share, on revenues of $554.7 million.
NACCO and Subsidiaries Consolidated First Quarter Highlights
     Key perspectives on NACCO’s first quarter results are as follows:
•	NACCO Materials Handling Group’s (“NMHG”) operating profit in the first quarter of 2010 was $10.3 million compared with an operating loss of $12.6 million in 2009. Operating profit improved primarily due to an improvement in gross profit, lower operating expenses and from releases of cumulative foreign currency translation and deferred profit, partially offset by a loss on the sale of certain Australian operations. Net income in 2010 was $8.0 million compared with a net loss of $18.5 million in 2009. In addition to the improvement in operating profit, a favorable change in income taxes also contributed to the improvement in net income.

•	Hamilton Beach’s net income was $3.4 million in the first quarter of 2010 compared with net income of $1.4 million in 2009. The improvement was primarily the result of lower product costs and higher unit sales volumes partially offset by higher selling, general and administrative expenses.

•	Kitchen Collection had a smaller net loss of $1.8 million in 2010 compared with a net loss of $2.8 million in 2009 primarily due to improved gross margins at comparable stores and a reduction in store rental expense.

•	North American Coal’s first quarter 2010 net income of $8.1 million declined compared with net income of $10.8 million in 2009. The decrease was primarily the result of the absence of a gain on the sale of assets recognized in the prior year, a decrease in income at the Mississippi Lignite Mining Company due to higher operating expenses and an increase in income tax expense.

•	NACCO and Other, which includes the parent company operations, generated a net loss of $3.0 million in 2010 compared with a net loss of $1.5 million in 2009. The increase in the net loss is primarily the result of an increase in expenses related to litigation associated with the Company’s failed 2006 Applica transaction and an increase in employee-related expenses.
     In addition, NACCO recorded a $3.1 million interim tax provision in eliminations in the first quarter of 2010 compared with a $1.5 million interim tax benefit in 2009.

Detailed Discussion of Results
NMHG — First Quarter Results
     NMHG reported net income of $8.0 million on revenues of $375.4 million for the first quarter of 2010 compared with a net loss of $18.5 million on revenues of $389.1 million for the first quarter of 2009. Operating profit was $10.3 million for the first quarter of 2010 compared with an operating loss of $12.6 million in 2009.
     Revenues adjusted for the sale of certain Australian operations in the first quarter of 2010 and during 2009 were slightly lower in the first quarter of 2010 compared with the first quarter of 2009. In the first quarter of 2010, worldwide new unit shipments increased to approximately 11,100 units from shipments of approximately 10,800 units in the first quarter of 2009. This was the first time in six quarters that worldwide new unit shipments increased over the comparable quarter in the prior year. For the third consecutive quarter, parts sales increased over the preceding quarter and were up over the prior year quarter for the first time in five quarters. NMHG’s worldwide backlog was approximately 16,900 units at March 31, 2010 compared with approximately 12,800 units at March 31, 2009 and 13,200 units at December 31, 2009.
     NMHG’s 2010 first quarter net income increased significantly compared with the first quarter of 2009 primarily as a result of a substantial increase in operating profit and a change in effective income tax rates. Operating profit increased $22.9 million primarily due to improved gross profit, lower operating expenses, which included a favorable product liability adjustment of $4.4 million pre-tax, the absence of a bad debt charge recognized in the first quarter of 2009 and a $1.9 million pre-tax partial reversal of a restructuring accrual, and to releases of cumulative foreign currency translation and deferred profit, partially offset by a loss on the sale of certain Australian operations. Gross profit improved mainly as a result of improved margins on units despite lower revenues, improved parts margins on higher sales volumes, lower manufacturing variances due to increased plant activity and the effect of favorable foreign currency movements. Finally, the company recognized an income tax benefit in 2010 as a result of the completion of the sale of certain Australian operations in 2010 compared with income tax expense in 2009.
NMHG — Outlook
     NMHG is cautiously optimistic that global market levels for units and parts volumes will improve at a moderate pace. However, NMHG is not anticipating a market upturn of significance compared with the levels for the most recent six months, until the second half of 2010, with the exception of China and Brazil. The Chinese market, in which NMHG is not a significant participant, has recovered to pre-recession levels and is expected to continue to grow. In the Americas, the Brazilian market also appears to be more robust than originally anticipated. Latin America and the critical North American markets appear to be improving, with moderate growth expected in these markets over the next three quarters. Recovery is also anticipated to be stronger in Eastern Europe, the Middle East and Asia than in Western Europe, which is expected to be relatively flat in comparison with 2009. As a result, the company expects increases in bookings, unit shipment levels and parts sales in 2010 compared with 2009, with significant comparative increases each quarter over the prior year quarter.
     NMHG took several actions in late 2008 and during 2009 to respond to depressed market conditions. These included reductions in force, a plant closure in Italy, capital expenditure restraints, planned plant shutdowns, restrictions on spending and travel, suspension of incentive compensation and profit-sharing payments, wage freezes and salary and benefit reductions. A portion of the salary reductions has been reinstated during 2010. As the market continues to improve and financial results permit, the remaining salary reductions, incentive compensation and other compensation components will gradually be restored. NMHG will continue to monitor its operations and expenditures closely and will make additional adjustments as appropriate.
     NMHG is actively monitoring increasing commodity costs and foreign currency movements and considering options to mitigate the potential effect of unfavorable factors. The company anticipates continued pressure on material costs, particularly steel costs, throughout 2010. Overall, material costs are expected to increase moderately over the course of the year.
     NMHG’s new electric-rider lift truck program and warehouse truck and big truck product development programs are progressing as planned. The new electric-rider lift truck program is bringing a full line of newly designed products to market. NMHG introduced the 2- to 3-ton four-wheel electric trucks in Europe in early 2010. The company expects to launch three additional series of electric-rider lift trucks in 2010, two in the Americas and one in both the Americas and Europe, and two additional platforms in 2011, one in the Americas and one in Europe. NMHG is also developing a new base-model internal combustion engine lift truck aimed at the medium duty segment of the market. The first lift trucks in this series are expected to be introduced in mid-2010, with a complete roll-out by 2012. All of these new products are expected to help improve revenues and enhance operating margins.
     The company will continue to focus on distribution effectiveness and on capitalizing on its enhanced product and cost position to gain additional market share.
     Overall, market improvements anticipated in the remainder of 2010 are expected to generate modest profitability over the remaining three quarters of 2010. Certain unusual benefits achieved in the first quarter, such as the substantial product liability and restructuring adjustments, are not expected to be repeated. NMHG will also continue its program of divesting its remaining four retail dealerships to strong independent dealers. Cash flow before financing activities for 2010 is expected to be significant, but substantially lower than 2009 since the working capital reductions achieved in 2009 will not be repeated in 2010.
Hamilton Beach — First Quarter Results
     Hamilton Beach reported net income of $3.4 million for the first quarter of 2010 on revenues of $102.6 million, compared with net income of $1.4 million for the first quarter of 2009 on revenues of $94.2 million. Operating profit was $7.4 million for the first quarter of 2010 compared with operating profit of $4.4 million in the first quarter of 2009.
     Revenues increased nine percent in the first quarter of 2010 compared with 2009 primarily due to an increase in unit sales volumes in the U.S., Mexican and Latin American consumer retail markets reflecting higher market demand than in the first quarter of 2009. Also, favorable foreign currency movements caused by a strengthening Canadian dollar and Mexican peso offset moderately lower average selling prices.
     Net income and operating profit increased significantly in the first quarter of 2010 compared with the 2009 first quarter primarily due to an increase in gross profit. Lower product costs, resulting from declines in commodity costs, and higher unit sales volumes were the primary factors leading to the improvement in gross profit. Partially offsetting the increase in gross profit was an increase in selling, general and administrative expenses mainly due to higher employee-related expenses resulting from the full restoration of compensation and benefits that were suspended in the first quarter of 2009.

Hamilton Beach — Outlook
     The small kitchen appliance market in which Hamilton Beach participates continues to recover. However, while consumer confidence and other key indicators have improved compared with 2009, the pace and sustainability of the upturn remains uncertain because consumers continue to struggle with financial concerns and high unemployment rates. Accordingly, Hamilton Beach anticipates revenues for the full year 2010 to be comparable or slightly lower than in 2009.
     Despite the challenging economic environment, Hamilton Beach continues to focus on strengthening its market position through product innovation, promotions and branding programs, together with appropriate levels of advertising for the company’s highly successful Brewstation® coffee maker and Stay-or-Go® slow cooker product lines. In 2010, Hamilton Beach expects to continue to introduce innovative products in several small appliance categories. In addition, in late 2010, the company expects to launch a line of Melitta-branded beverage appliances. These products, as well as other new product introductions in the pipeline for 2010, are expected to affect revenues favorably over time.
     Overall, full-year 2010 net income and cash flow before financing activities are currently expected to be strong but lower than 2009. Employee-related costs are expected to be higher in 2010 than in 2009 because compensation and benefit programs, which were suspended during 2009, have been fully restored. In addition, Hamilton Beach continues to monitor commodity costs and relative currency relationships closely and expects to take appropriate action, as necessary, to maintain margins.
     Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs, gaining placements and pursuing additional strategic growth opportunities.
Kitchen Collection — First Quarter Results
     Kitchen Collection reported a net loss of $1.8 million on revenues of $42.8 million for the first quarter of 2010 compared with a net loss of $2.8 million on revenues of $39.7 million for the first quarter of 2009. The operating loss was $2.9 million for the first quarter of 2010 compared with an operating loss of $4.3 million for the first quarter of 2009.
     Kitchen Collection’s first quarter 2010 revenue increased approximately eight percent compared with the first quarter of 2009. The increase resulted primarily from an increase in comparable store sales at both the Kitchen Collection® and Le Gourmet Chef® stores and sales at newly opened Kitchen Collection® stores, partially offset by the effect of closing primarily unprofitable Le Gourmet Chef® stores since March 31, 2009. Comparable store transactions and the average sales transaction value were up at both the Kitchen Collection® and Le Gourmet Chef® stores as a result of an improved and increased product assortment and more effective merchandising.
     At March 31, 2010, Kitchen Collection® operated 224 stores compared with 211 stores at March 31, 2009. Le Gourmet Chef® operated 68 stores at March 31, 2010 compared with 80 stores at March 31, 2009. At year-end 2009, Kitchen Collection® and Le Gourmet Chef® operated 219 and 77 stores, respectively.

     Kitchen Collection reported a substantial improvement in operating results in the first quarter of 2010 compared with the first quarter of 2009. The improvement was primarily driven by higher revenues, improved gross profit margins and reduced store rental expense.
Kitchen Collection — Outlook
     While consumer spending levels continue to reflect financial concerns and high unemployment rates, the outlet mall market appears to be improving. Kitchen Collection expects full year revenue in 2010 compared with 2009 to increase, but at a lower rate than in the first quarter. The favorable sales and margin trends that occurred in the reformatted Le Gourmet Chef® stores in the second half of 2009 and early 2010 are expected to continue throughout the remainder of the year. In addition, the company plans to continue to make further improvements to the merchandise mix in the Le Gourmet Chef® stores. The opening of new stores and the company’s continuing aggressive efforts to close, or renegotiate leases for, underperforming stores are also expected to provide improved results in 2010.
     Overall, Kitchen Collection anticipates a significant percentage increase in full-year net income for 2010 compared with 2009, primarily as a result of market and format improvements in the first quarter of 2010 compared with the first quarter of 2009 and continued moderate improvement over the remainder of 2010 compared with 2009. Cash flow before financing activities is expected to be higher than in 2009.
     Longer term, Kitchen Collection plans to focus on enhancing sales volumes through continued enhancements of its Kitchen Collection® and Le Gourmet Chef® store formats, which are designed to respond to consumer preferences, by strengthening its merchandise mix, store displays and appearance, optimizing store selling space and generating sales growth. Kitchen Collection also expects to achieve store growth in both the Kitchen Collection® and Le Gourmet Chef® outlet and traditional mall store formats over the longer term while maintaining disciplined cost control. However, the company also expects to close underperforming stores in 2010 and in future years.
North American Coal — First Quarter Results
     North American Coal’s net income for the first quarter of 2010 was $8.1 million on revenues of $37.6 million compared with net income of $10.8 million on revenues of $32.6 million for the first quarter of 2009.
     North American Coal’s coal and limerock deliveries for the first quarter of 2010 compared with the first quarter of 2009 are as follows:

	2010	2009
	(in millions)
Coal deliveries (tons)
Consolidated mines	1.7	1.7
Unconsolidated mines	7.0	6.8
Total coal deliveries	8.7	8.5

Limerock deliveries (cubic yards)	3.8	1.4

     Revenues increased in the first quarter of 2010 compared with the first quarter of 2009 primarily due to an increase in contractual reimbursable costs at the San Miguel Mine and increased deliveries at the Florida dragline mining operations.
     Net income for the first quarter of 2010 declined compared with the first quarter of 2009 primarily as a result of the absence of a gain on the sale of assets recognized in the first quarter of 2009, a decrease in income at the Mississippi Lignite Mining Company primarily due to higher operating expenses and an increase in income tax expense in 2010 compared with 2009 as a result of a higher 2010 effective income tax rate.
North American Coal — Outlook
     North American Coal expects steady performance at its coal mining operations in 2010 provided that customers achieve currently planned power plant operating levels. Overall, tons delivered at the coal mines in 2010 are expected to be slightly higher than in 2009, although due to a tornado in the vicinity of the Mississippi Lignite Mining Company in late April, tons delivered could be somewhat lower than previously anticipated.
     Limerock deliveries are expected to be significantly higher in 2010 than in 2009. In early 2010, the U.S. Army Corps of Engineers issued new mining permits for North American Coal’s limerock customers in the Florida lake belt region where an unfavorable legal ruling set aside the customers’ previous mining permits. Although these mines are back in production, production levels are expected to continue at low rates throughout the remainder of 2010 because of the continued depressed levels of the southern Florida housing and construction markets. Delivery levels are not expected to return to 2008 levels until those markets recover.
     The company has three new mines that are expected to generate modest income during 2010. These mines, which are not consolidated with North American Coal, are in the development stage and will not be in full production for several years. North American Coal also has a number of new project opportunities for which it expects to continue to incur additional expenses in 2010. The company continues to move forward to gain a permit for its Otter Creek reserve in North Dakota in preparation for the expected construction of a new mine. The permit is anticipated to be issued in mid-2010. In addition, the company continues to work on a project with Mississippi Power Company to provide lignite coal to a new coal-fired Integrated Gasification Combined Cycle power plant expected to be built in Mississippi.
     Overall, North American Coal expects full year 2010 income from continuing operations to increase over 2009 income from continuing operations excluding the lease bonus payments of $7.1 million pre-tax received during the third quarter of 2009. Cash flow from operating activities in 2010 is expected to be substantial, but down from 2009.
     North American Coal’s contract at the San Miguel Mine expires at the end of 2010. The company intends to respond to San Miguel Electric’s “Request for Proposal” to operate the mine beyond 2010.
     Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification and other clean coal technologies. Furthermore, the company is encouraged that new international value-added mining services projects for coal and other aggregates may become available in addition to North American Coal’s current agreement to provide mining services in India. North American Coal also continues to pursue additional non-coal mining opportunities.
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     For purposes of this earnings release, discussions about net income/loss refer to net income/loss attributable to stockholders.

Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 6, 2010 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4218 (Toll Free) or (617) 213-4870 (International), Pass code: 29896801, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 13, 2010. The online archive of the broadcast will be available on the NACCO Industries website.
Forward-looking Statements Disclaimer
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, including the ability of NMHG’s dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (2) changes in sales prices, (3) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor, (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (5) delays in, increased costs from or reduced benefits from restructuring programs, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (8) changes in or unavailability of suppliers, (9) delays in manufacturing and delivery schedules, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) acquisitions and/or dispositions of dealerships by NMHG, (14) changes mandated by federal, state and other regulation, including health, safety or environmental legislation and (15) the ability of NMHG to obtain future financing on reasonable terms or at all.
     Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in, or unavailability of quality or cost effective, suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (12) the ability of Hamilton Beach and its customers and suppliers to access credit in the current economic and market environment and (13) the ability of Hamilton Beach to obtain future financing on reasonable terms or at all.
     Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the downturn in the economy or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products and (6) increased competition.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ coal or limerock requirements, (2) weather or equipment problems that could affect coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (6) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation, (7) changes in the power industry that would affect demand for North American Coal’s reserves, (8) the ability of North American Coal’s utility customers to access credit markets to maintain current liquidity and (9) the ability to renew existing contracts on favorable terms or at all.
About NACCO
     NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, Inc. is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31
	2010	2009
	(In millions, except per share data)
Revenues	$557.6	$554.7
Cost of sales	451.9	468.8

Gross profit	105.7	85.9

Earnings of unconsolidated mines	10.5	10.5

Operating expenses
Selling, general and administrative expenses	94.0	98.0
Restructuring charges (reversals)	(1.9)	0.7
Gain on sale of assets	(0.1)	(1.7)

	92.0	97.0

Operating profit (loss)	24.2	(0.6)
Other income (expense)	(9.2)	(7.9)

Income (loss) before income taxes	15.0	(8.5)
Income tax provision	3.4	0.6

Net income (loss)	11.6	(9.1)
Net loss attributable to noncontrolling interest	0.1	—

Net income (loss) attributable to stockholders	$11.7	$(9.1)

Basic earnings (loss) per share	$1.41	$(1.10)

Diluted earnings (loss) per share	$1.40	$(1.10)

Cash dividends per share	$0.5175	$0.5150

Basic weighted average shares outstanding	8.321	8.287
Diluted weighted average shares outstanding	8.331	8.287
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31
	2010	2009
	(In millions)
Revenues
NMHG	$375.4	$389.1
Hamilton Beach	102.6	94.2
Kitchen Collection	42.8	39.7
North American Coal	37.6	32.6
NACCO and Other	—	—
Eliminations	(0.8)	(0.9)

Total	$557.6	$554.7

Operating profit (loss)
NMHG	$10.3	$(12.6)
Hamilton Beach	7.4	4.4
Kitchen Collection	(2.9)	(4.3)
North American Coal	11.0	13.0
NACCO and Other	(1.7)	(1.1)
Eliminations	0.1	—

Total	$24.2	$(0.6)

Income (loss) before income taxes
NMHG	$6.3	$(16.9)
Hamilton Beach	5.6	2.4
Kitchen Collection	(3.0)	(4.3)
North American Coal	10.4	12.2
NACCO and Other	(4.4)	(1.9)
Eliminations	0.1	—

Total	$15.0	$(8.5)

Net income (loss) attributable to stockholders
NMHG	$8.0	$(18.5)
Hamilton Beach	3.4	1.4
Kitchen Collection	(1.8)	(2.8)
North American Coal	8.1	10.8
NACCO and Other	(3.0)	(1.5)
Eliminations	(3.0)	1.5

Total	$11.7	$(9.1)

(All amounts are subject to annual audit by our independent registered public accounting firm.)